Exhibit 99.2

Autobytel Inc.
Moderator:       Jeffrey Coats
November 7, 2013
5:00 p.m. ET

Operator:	Good day, ladies and gentlemen, and welcome to the Autobytel 2013 third quarter financial results conference call. At this time, all participants are in a listen only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time.
If anyone should require assistance during the conference, please press star then zero on your touchtone telephone. As a reminder, this conference call is being recorded.  I would now like to turn the call over to Mr. Roger Pondel, investor relations for Autobytel.  Mr. Pondel, you may begin.
Roger Pondel:	Thank you, Bridget, and good afternoon everyone. Welcome to Autobytel's 2013 third quarter conference call. Presenting today are Jeffrey Coats, President and Chief Executive Officer, and Curt DeWalt, Senior Vice President and Chief Financial Officer.
Before we begin, I would like to remind you that during today's call, including the question-and-answer session, any projections and forward-looking statements made regarding future events or Autobytel's future financial performance are covered by the Safe Harbor statements contained in today's press release, the Slides accompanying this presentation and the company's public filings with the SEC.  Actual events may differ materially from those forward-looking statements.
Specifically, please refer to the company's Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended September 30, 2013 which was filed prior to this call, as well as other filings made by Autobytel with the SEC.  These filings identify factors that could cause results to differ materially from those forward-looking statements.  We've included Slides with today's presentation to help illustrate some of the points being made and discussed during the call.  These Slides can be accessed by clicking on the link in today's press release or by visiting Autobytel's website at www.autobytel.com.  When there, go to "Investor Relations" and then click on "Events & Presentations."
Also, and lastly, please note that during this call, we will be discussing EBITDA, cash net income, cash net income per diluted share, and cash flow, which are non-GAAP financial measures as defined by SEC Regulation G. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in the Slides being used on this call and are posted on the company's website.
And with that, I will turn the call over to Jeff.

Autobytel Inc.
Moderator: Jeffrey Coats
11-07-2013/5:00 p.m. ET
Confirmation # 86973459

Jeffrey Coats:	Thank you, Roger. Welcome, everyone.
We had a fantastic third quarter.  Revenue grew 24%, reaching $21.6 million, while net income more than doubled to $1.3 million.  This brings year-to-date net income to $2 million.
Clearly, our focus on internal lead generation and consistent delivery of high quality leads is paying off in the form of increased demand from dealers and manufacturers.  Retail revenues grew by 10% in Q3, and wholesale revenues increased by 39%, another record for us.
We also strengthened our business further in several ways:
•	Through a strategic investment in a new pay-per-click automotive marketplace called AutoWeb;
•	Through the acquisition of Advanced Mobile, which will allow us to better provide innovative mobile capabilities to our dealer and manufacturer customers; and by
•	Teaming with SaleMove to provide dealers and manufacturers with new ways to enhance the online shopping experience for their consumers.
These steps, combined with our ongoing ability to successfully execute against our business plan, and the growing automotive market, increase our optimism about Autobytel's prospects.
After Curt provides a financial review of the quarter, I will discuss our new initiatives, provide color on the progress we're making, and talk about our business outlook.  Curt?
Curt DeWalt:	Thank you, Jeff. On Slide 4, you will see, as Jeff mentioned, that total revenues increased 24% to $21.6 million for the third quarter of 2013, up from $17.5 million last year. This revenue milestone represented our highest quarterly sales in six years.
Automotive lead revenues grew 26% over the last year, representing our strongest quarter since Q2 of '05.  To reiterate, retail channel sales grew 10%, while wholesale channel sales improved by 39%.
Moving on to Slide 5, we delivered approximately 1.4 million automotive leads during the third quarter of 2013, or 31% more than last year.  75% of the leads we delivered were sold to the wholesale channel customers, with the remaining sold to retail channel customers.
We delivered 88,000 specialty finance leads during 2013 third quarter, up from 83,000 last year.  Specialty finance lead revenues grew 12%, compared with the same quarter last year, as we are beginning to see real success in generating specialty finance leads internally, which are helping mitigate ongoing marketplace supply and cost issues.

Autobytel Inc.
Moderator: Jeffrey Coats
11-07-2013/5:00 p.m. ET
Confirmation # 86973459

Advertising revenues rose to $956,000 for the 2013 third quarter, up from $884,000 last year.  We currently expect advertising revenues will be flat for 2013 versus 2012.
On Slide 6, you can see that gross profit continues to improve, advancing to $8.8 million for the 2013 third quarter, up from $6.7 million last year.  Gross margin was 40.7% of total revenues for the most recent third quarter, versus 38.5% of total revenues a year ago.  Gross margin also improved by 160 basis points on a sequential basis.  Our gross margin target remains above 40%.
Total operating expenses were $7.4 million, or 34.3% of total revenues, for the most recent third quarter, versus $6.1 million, or 34.9% of total revenues, last year.  During the 2013 third quarter, we incurred approximately $250,000 worth of costs related to the acquisition of Advanced Mobile.
A significant portion of year-over-year increase in operating expenses resulted from higher costs related to ongoing branding campaigns with YouTube, Google, Yahoo! and others, to enhance Autobytel's visibility among consumers.
As you'll see on Slide 7, non-cash stock-based compensation totaled $182,000, compared with $209,000 for the 2012 third quarter.  Depreciation and amortization was $467,000, versus $607,000 last year.
Net income more than doubled for the 2013 third quarter to $1.3 million, or $0.13 per diluted share, from $551,000 or $0.06 per diluted share, for last year's third quarter.
EBITDA grew approximately 50% for the third quarter of 2013 to $2 million, up from $1.3 million last year.  Cash net income increased to $1.9 million, or $0.18 per diluted share, for the most recent quarter, up from $1.4 million or $0.14 per diluted share for last year's third quarter.
At September 30, 2013, our cash and cash equivalents balance grew to $17.4 million, up from $15.8 million at the end of 2013 second quarter, and from $15.3 million at the end of 2012.
During the third quarter, we made a strategic investment in AutoWeb through a $2.5 million contribution to the new venture and assigned our rights to AutoWeb trademarks and domain name valued by the parties at $1.5 million, in exchange for 16% interest in AutoWeb.
We also obtained an option to contribute an additional $2.5 million at the same valuation as our original investment, which would bring our total ownership to 26% based on AutoWeb's current outstanding shares.
During the quarter we also made an investment in SaleMove and plan to support SaleMove's ongoing development of its innovative technology for enhanced automotive consumer communications.

Autobytel Inc.
Moderator: Jeffrey Coats
11-07-2013/5:00 p.m. ET
Confirmation # 86973459

Effective October 1st, we acquired Advanced Mobile for an initial consideration of $2.5 million.  Advanced Mobile can earn up to an additional $1.5 million in contingent payments based on acquired business's revenue and gross profit performance over a three-year period beginning January 1, 2014.
Cash provided by operations for the 2013 third quarter was $1.8 million, versus $1.5 million for the third quarter of 2012.
Detailed nine-month, year-to-date financial results can be found in the press release we issued earlier this afternoon.
With that, I'll turn the call back to Jeff.
Jeffrey Coats:	Thanks, Curt.
I'll start off today with a brief discussion about AutoWeb, SaleMove and Advanced Mobile, who they are, and why they are important.
AutoWeb is a pay-per click, or PPC, auction-driven automotive advertising marketplace that will help automotive content publishers monetize traffic that has previously been under-monetized.  Autobytel will be the first publisher to benefit from this platform, which is expected to launch in early 2014, providing us with a better mousetrap for capturing a new revenue stream from our existing traffic.
We believe the market opportunity for PPC automotive advertising is quite large.  According to research firm Borrell Associates, online spend by auto manufacturers and dealers should reach $20 billion by 2018, up from $14 billion this year.  Currently, online advertising accounts for more than 40% of the $33 billion spent overall on automotive advertising.  For Autobytel specifically, the revenue opportunity over the next several years could be in the seven figures.
When we first met the AutoWeb team, led by the same people who built BrokersWeb into a huge success in the insurance industry, we were intrigued by their idea to bring the same dedication and focus to the automotive industry.  The investment we made signifies our ongoing commitment to deliver serious, in-market car buyers to our dealer and manufacturer customers, and a personalized online experience to consumers, while helping drive Autobytel's revenue growth.
Shortly after we completed our investment in AutoWeb, we acquired Advanced Mobile, now known as Autobytel Mobile, a company that provides the auto industry with a robust suite of mobile technologies.  Our services, which you can see on Slide 8, help facilitate communication between dealers and car buyers through smart phones and tablets, at the time, place and in a manner preferred by consumers.  We plan to use these technologies as the core of a wide collection of mobile services that we will offer to our dealer and manufacturer customers as well as to consumers through our own websites.

Autobytel Inc.
Moderator: Jeffrey Coats
11-07-2013/5:00 p.m. ET
Confirmation # 86973459

Mobile usage is rampant with more than 2 trillion text messages sent during 2012.  Expansion of smart phone and tablet usage represents a significant opportunity for Autobytel to innovate in the automotive mobile communications space.  Our experience and conversations with customers has been that the auto industry is looking for a way to safely utilize mobile technologies for communicating with consumers.  Autobytel Mobile's TextShield product provides a web-based portal that allows dealers to centrally manage text communications.  This tool includes role-based permissions, a global opt-out feature and the ability to monitor all text communications between dealership employees and consumers.  By assisting a dealership with compliance issues surrounding text, this tool opens a wide array of text-based marketing options for dealers.
We now believe we have the capabilities required to meet this growing need, while strengthening our ability to help manufacturers and dealers sell more cars in the most efficient ways possible.
As Curt mentioned earlier, during the quarter we made an investment in a company called SaleMove.  We are now the exclusive provider to the auto industry of SaleMove's products for enhancing communications with consumers.  Their patent-pending technology allows auto dealers and manufacturers to improve the online shopping experience by interacting with consumers in real-time, using the method most comfortable to the consumer, be it live video, audio, text-based chat or phone.  At the same time, dealers can utilize SaleMove's technology to browse their website along with the consumer, creating a virtual extension of the dealer's physical showroom.  This is yet another way Autobytel is innovating our industry by giving dealers and manufacturers better tools to sell more cars.
Now we'll provide you with an update on our core auto leads business, which is performing exceptionally well.  Lead volume was very strong during the third quarter in both the retail and wholesale channels, growing more than 30% over the corresponding prior-year period.  We generally see a seasonal downshift in September, but this year it was not as pronounced as in prior years, and in fact, October lead volume was also stronger than usual.  We believe this is the result of the success we're having in generating higher click-through conversion rates through Google's enhanced campaigns, as well as a strong auto market.  Volume also improved as the result of a major OEM that recently began a lead purchasing program for which Autobytel is now a major supplier.
As shown on Slide 9, dealer count grew year-over-year.  Although the number of retail dealers in our network was slightly down from the second quarter, the seasonal sequential decline was much smaller than we usually see.
As you'll see on Slide 10, the leads we generate from Autobytel.com currently convert to sales on average at a rate of approximately 23%, as validated by R.L. Polk, an independent research organization.  All leads internally-generated by

Autobytel Inc.
Moderator: Jeffrey Coats
11-07-2013/5:00 p.m. ET
Confirmation # 86973459

Autobytel currently convert to sales, on average, at a rate of approximately 18%.  I remind you that this data represents a rolling three-month average and will fluctuate on a month-to-month basis.  The fact that our leads continue to convert to sales at three times the estimated industry average is one of the principle reasons that our business has been so successful over the last several quarters.
I'll conclude by discussing our specialty finance and advertising businesses, both of which show promise.  As Curt described, our efforts to generate more specialty finance leads is helping alleviate marketplace supply and cost issues.  We have made considerable progress and now internally generate about 20% of all specialty finance leads we deliver.  This is up from the low single digits at the beginning of 2013.  We expect this trend to continue as we get smarter and more efficient with our lead generation initiatives.  Our efforts, which include dedicating additional resources to our specialty finance lead generation activities, are having a meaningful impact on the revenue we generate from these leads, which was up 12% this quarter compared with last year, and up 3% on a sequential basis.  We are very pleased with the enhanced quality and increased volume of the leads we are now generating.  However, the margin on these leads is not yet where we'd like it to be, providing some nice potential upside as we work to increase those margins.
Moving now to our advertising business, you may have seen the press release we issued last week about our new relationship with Jumpstart Automotive Group, a subsidiary of Hearst.  This relationship should help us mine greater value from Autobytel's website advertising business by outsourcing our ad sales and operations functions.  Not only will this allow us to focus even more intently on our leads business, but will provide us with the resources of a highly-regarded automotive marketing and advertising leader that has strong, widespread relationships throughout the industry.  Jumpstart now works with every major auto manufacturer across its portfolio of digital publishers which also include U.S. News' Automotive section, Car and Driver, and J.D. Power Autos, among others.
With our site metrics continually improving, we believe Autobytel has a great offering for automotive advertisers.  Now, we have powerful resources behind us to successfully leverage the opportunity.  Please note that our relationship just recently became effective, so we had no benefit to advertising revenue or expenses for the third quarter.  We expect to see the impact starting in the first quarter of 2014.
Contributing to the growing traffic to our site is our successful YouTube channel, which now includes more than 700 videos and more than 23.5 million views, which you can see on Slide 11.  Viewership is increasing at a healthy and steady pace each month, validating the usefulness of our original and unique automotive content.  Videos and articles from our Auto Extra series, which provides car ownership tips, and our diverse Top 10 lists, are just a few examples of the ways in which we are reaching more consumers, more frequently.

Autobytel Inc.
Moderator: Jeffrey Coats
11-07-2013/5:00 p.m. ET
Confirmation # 86973459

We continue to feel great about where Autobytel stands and believe ample opportunities remain for future growth, especially against the backdrop of a healthy and growing automotive market.  On Slide 12, you can see this improvement, which continues to help support demand for our leads.  October SAAR was still strong, despite the government shutdown, which did have an effect on car sales early in the month.
Based on our current business trends, we estimate 2013 fourth quarter revenues in the range of $19 million to $20 million, which represents solid year-over-year growth and the usual expected seasonal softening, and we anticipate gross margin of 40%.
Our business initiatives are summarized on Slide 13.  We look to the future with optimism as we continue to focus on further accelerating our revenue and profit growth.
Operator, we're now ready to take questions.
Operator:	Ladies and gentlemen, at this time if you have a question, please press star then number one key on your touch tone telephone. If your question has been answered, or you wish to remove yourself from the queue, please press the pound key. Just a moment while we wait for questions.
Our first question comes from Eric Martinuzzi from Lake Street.  Your line is open.  Please go ahead with your question.
Eric Martinuzzi:	Thanks, and congratulations on the real strong quarter. I had a question about the revenue. I know you did some transactions in September, and I was just curious to know, on the top line, was that all organic or was there any contribution from the acquisitions in Q3? And then, rolling that into Q4, is there a contribution in Q4 on the top line?
Jeffrey Coats:	The third quarter, Eric, was all organic. There was really no benefit in the revenue line. We will see some benefit in the fourth quarter in the revenue line.
Eric Martinuzzi:	Would you care to quantify?
Jeffrey Coats:	It will probably be something in the neighborhood of a couple hundred thousand dollars.
Eric Martinuzzi:	OK, and then the major OEM – obviously a tremendous boost to your wholesale leads program there. Did we get a full quarter's worth of participation from this major OEM, or was it kind of halfway in? In other words, is there a potential even bigger contribution from that partner percentage-wise in Q4?
Jeffrey Coats:	The quarter was not at full run rate. The program is still scaling up. It only began in June, so it really was not the full run rate. We should be closer to the full run rate in the fourth quarter.

Autobytel Inc.
Moderator: Jeffrey Coats
11-07-2013/5:00 p.m. ET
Confirmation # 86973459

Eric Martinuzzi:	OK, and then a housekeeping item, the CapEx in the quarter, and what do you expect for Q4?
Curt DeWalt:	About $200,000 – a similar amount. We're running about $1 million a year on average.
Eric Martinuzzi:	OK. Congrats again on the quarter, and that's it for me.
Jeffrey Coats:	Thanks, Eric.
Operator:	Thank you, and our next question is from George Santana with the company Ascendiant. Your line is open. Please proceed with your question.
George Santana:	Thank you for taking my question. Hey, great job, guys. It's just been absolutely fabulous to see all the progress over these quarters.
Jeffrey Coats:	Thank you, George.
George Santana:	So you know, I remember some years ago you guys had really, when you came in, kind of unwound that strategy of trying to be eyeballs and trying to be a platform technology provider to the auto dealers, and now we see that you're extending a little bit and trying to broaden your solution and capabilities with these dealerships, so is it really kind of a demand pull from them? Are you just seeing opportunity there, or is the competition just dying off and creating the opening for you?
Jeffrey Coats:	Well, I guess I'm not exactly sure how to respond to that, George. We are moving largely in the mobile direction because the whole world is going mobile. We believe our end of the automotive industry is the tip of that spear, so that consumers more and more are accessing information about vehicles while they're actually out looking at vehicles. And they want to communicate with dealers, in the way that they communicate with other people in their lives as well, so we've moved strongly in that direction in order to help facilitate those communications. We think it's a real plus for our own website business as well as our revenues and our relations with the dealers and manufacturers.
George Santana:	So, this should help, you know, you've brought up in the past, this whole concept of churn and certainly lengthening the duration of your relationships with your auto dealers, and from what you've said, Polk has just been tremendous in that. So some of these new capabilities, are they more for deepening those relationships or really kind of another arrow in your quiver when you go to sign up new dealers, or both?
Jeffrey Coats:	I'd say the answer to that would be both. They certainly are longer term type of products, and it certainly – and we did hear, and I think you and I have discussed this historically, we have heard quite loudly from many manufacturers and many dealers, you know, bring us mobile capabilities. You know, we need to move in that direction. Other industries are moving in that direction. I think automotive is a touch behind, and so that's why we're bringing these products into the market, and we're very excited about this.

Autobytel Inc.
Moderator: Jeffrey Coats
11-07-2013/5:00 p.m. ET
Confirmation # 86973459

George Santana:	That's fantastic. Could you give us some idea of how we should model operating expenses from this point forward with the three new investments?
Jeffrey Coats:	Not on this call. No.
George Santana:	OK, but there are a number of people that have joined Autobytel, or has it been mostly technology?
Jeffrey Coats:	There are a handful of people that have joined Autobytel as part of the acquisition.
George Santana:	OK. Alright. Thank you, guys. Great job.
Jeffrey Coats:	Thanks, George.
Operator:	Once again, ladies and gentlemen, if you have a question at this time, please press the star and then the number one key on your touchtone telephone. I'm not showing any further questions at this time. Mr. Coats, please proceed with any further remarks.
Jeffrey Coats:	Thank you. Thanks, folks, for joining us today. We're pleased with our progress. We are very upbeat about the future, and Curt and I look forward to speaking with you in the days and weeks ahead. Thank you. Good bye.
Operator:	Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program, and you may all disconnect. Everyone have a great day.

END

 Q3 2013 Results  November 7, 2013

 The statements made in the accompanying conference call or contained in this presentation that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements, including, but not limited to, comments that the company is optimistic about its prospects and the future, that the company expects that advertising revenues will be relatively flat for 2013 versus 2012, regarding the expectation that the AutoWeb automotive advertising marketplace will launch in early 2014, that the company believes the market opportunity for pay-per-click automotive advertising is quite large and that the revenue opportunity for the company from this advertising over the next several years could be in the seven-figures, regarding the company’s expectation that the upward trend in the percentage of internally generated specialty finance leads will continue as the company gets smarter and more efficient with its lead generation activities, that the relationship with Jumpstart Automotive Group should help the company mine greater value from its website advertising business by outsourcing its ad sales and operations functions and that the company expects to see advertising revenue and expense impact from this relationship in the first quarter of 2014, regarding the company’s belief that ample opportunities remain for future growth, and regarding the company’s estimate that revenues for the 2013 fourth quarter will be in the range of $19 to $20 million and the company’s anticipation that 2013 fourth quarter gross margin will be 40%, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company’s Annual Report on Form 10-K for the year ended December 31, 2012, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the company’s stock. This presentation includes non-GAAP financial measures as defined by SEC Regulation G. Autobytel’s definitions of the non-GAAP financial measures used in this presentation and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures can be found on Slide 7 of this presentation. Autobytel’s management believes that these non-GAAP financial measures provide an additional way of viewing aspects of the company’s operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the company’s business and results of operations. These non-GAAP financial measures should not be relied upon to the exclusion of, and should be reviewed in connection with, the company’s GAAP financial measures.  Copyright (c) 2013 Autobytel Inc.  *  Safe Harbor Statement and Non-GAAP Disclosures

 Overview  Copyright (c) 2013 Autobytel Inc.  *  Net Income up 131% Year-over-Year on 24% Revenue Growth  Q3 revenue increased 24% Y-O-Y; highest quarterly revenue in 6 yearsAutomotive lead revenue grew 26% over last year’s third quarter; highest level since 2005Q3 OEM/Wholesale auto lead revenue grew 39% Y-O-YNet income more than doubled Y-O-Y in Q3 on higher revenue and gross profitRecent strategic deals and acquisitions further strengthen Autobytel, positioning the company well for continued growth

 Revenue Results  Copyright (c) 2013 Autobytel Inc.  *  Q3 automotive retail dealer revenue increased 10% Y-O-Y as investment in lead acquisition continuedOEM/Wholesale revenue up 39% Y-O-Y with strong demand across nearly all programs coupled with a major OEM starting a lead program with Autobytel as a primary supplierFinance lead revenue up 12% from Q312, as internally generated lead supply increased from low single digits historically to 20%  Above financials are impacted by rounding to the nearest $0.1M

 Lead Volume  Copyright (c) 2013 Autobytel Inc.  *  Sustained investment in lead acquisition, combined with a major OEM starting a wholesale lead program with Autobytel as a primary supplier, drove 39% growth in OEM/Wholesale lead volume over the prior yearTotal lead volume up more than 30% on strong demand and lead acquisition  Above volumes are impacted by rounding to the nearest 0.1M

 Financial Overview  1 EBITDA is equal to Net Income before Interest, Taxes, and Depreciation and Amortization; See slide 7 for reconciliation2 Cash Flow is equal to EBITDA plus Non-Cash Stock Compensation; See slide 7 for reconciliation3 Cash Net Income is equal to Net Income plus Non-Cash Stock Compensation plus Depreciation and Amortization; See slide 7 for reconciliation4 On July 11, 2012 the Company implemented a 1-for-5 reverse split of its common stock. Closing Stock Price, EPS Diluted and Cash Net Income EPS for prior periods have been adjusted accordingly5 Cash Net Income Per Diluted Share is Cash Net Income divided by weighted average diluted shares outstanding. See slide 7 for reconciliation Above financials are impacted by rounding to the nearest $0.1M  Copyright (c) 2013 Autobytel Inc.  *

 EBITDA, Cash Flow and Cash Net Income  1 EBITDA is equal to Net Income before Interest, Taxes, and Depreciation and Amortization2 Cash Flow is equal to EBITDA plus Non-Cash Stock Compensation 3 Cash Net Income is equal to Net Income plus Non-Cash Stock Compensation plus Depreciation and Amortization 4 Cash Net Income Per Diluted Share is Cash Net Income divided by weighted average diluted shares outstanding. On July 11, 2012, the Company implemented a 1-for-5 reverse stock split of its common stock. Cash Net Income Per Diluted Share for prior periods has been adjusted accordingly Above financials are impacted by rounding to the nearest $0.1M  Copyright (c) 2013 Autobytel Inc.  *

Advanced Mobile

Autobytel Mobile Websites



Award winning mobile sites convert traffic into real time leads

Autobytel TextShield

Enables 2-way text conversations in a centralized and controlled environment



Consumer Text
Text In Text Out
CRM
Dealer Text Via Gateway

TextShield Gateway is the Centerpiece of the complete Mobile Suite

Autobytel Apps



Features and functionality that allow Dealerships to stay engaged with their customers by having them download a Dealer Branded App



Text CBAUTO TO 50123 To speak to a Sales Rep

Autobytel Text Message Marketing



VIP
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You may opt-out of the Craigman Ford VIP Text

Autobytel Mobile is a leader in providing texting services to dealerships. Text Message marketing can be used on window stickers, showroom displays, billboards, print, TV, radio advertising and Dealership websites

Autobytel Send2Phone



2014 Chevrolet Cruze LS
Ext Color: Red Hot
Int Color: Gray
Trans: Manual
Body Style: Sedan
MPG: 25 / 36
Send To Phone

Enables consumers to send tactical mobile landing pages to their cell phones via SMS. These efficient mobile sites can focus on vehicle listing detail Dealership information or product detail

Autobytel's Suite of Products and Services Enable Dealers to Reach the Mobile Consumer

8
Copyright (c) 2013 Autobytel Inc.
Your Lifetime Automotive Advisor

 Dealer Count  Copyright (c) 2013 Autobytel Inc.  *  Autobytel dealer count up 2% over Q3 2013, with retail new franchises up 1% and retail used up 3% Q3 2013 seasonal decline significantly better than historical seasonal levels

 Close Rate Detail  Copyright (c) 2013 Autobytel Inc.  *  Autobytel Internally Generated Leads Close at 3x Estimated Industry Average  Internally generated Autobytel leads close significantly higher than other 3rd party leads purchased by AutobytelApproximately 70% of total Autobytel lead volume internally generated“All ABTL Internally Generated” includes leads from Autobytel.com as well as leads generated from SEM campaigns and our other sites“Other 3rd Party Purchased” includes all 3rd party leads purchased by Autobytel  Close rates are calculated using a 3 month rolling average of 90 day close rates

Autobytel YouTube Channel


Autobytel YouTube Cumulative Video Views
23.5M
25M
20M
15M
10M
5M
0M
Cumulative Video Views
Dec-11
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- Autobytel YouTube channel boasts more than 700 proprietary videos, 34,000 subscribers, and 23.5M video views
- Autobytel crossed the 23 million videos viewed mark in October 2013; poised to cross 25 million by December 2013
- YouTube content provides consumers with rich information and a robust branded experience linking back to the Autobytel.com website

Autobytel YouTube Channel Provides Unique Branding

11
Copyright (c) 2013 Autobytel Inc.
autobytel
Your Lifetime Automotive Advisor

 J.D. Power Retail Auto Sales Forecast  Copyright (c) 2013 Autobytel Inc.  *  In October, US Light Vehicle Retail SAAR was projected to come in around 12.8M; Retail US Light Vehicle sales were projected to be 1.0M unitsJ.D. Power October 2013 Retail US Light Vehicle Sales Forecast decreased slightly from the previous month from 12.9M to 12.8M on debt ceiling risk  US Light Vehicle Retail Sales History and Forecast (in Millions)  Auto Industry Trends Providing Tailwinds for Autobytel

Delivering on 2013 Commitments

- ✓ Expanding lead generation team to drive growth
- ✓ Increasing retail sales team to capture additional market opportunities
- ✓ Continuing investment in original written and video content on autobytel.com and brand advertising to increase organic traffic
- ✓ Ongoing lead quality enhancements driving revenue growth, market share, and gross margin expansion
- ✓ Operating leverage allowing for additional brand marketing
- ✓ Focusing on new product innovation and expanding pipeline

Delivering Accelerated Top Line Growth

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Copyright (c) 2013 Autobytel Inc.

autobytel
Your Lifetime Automotive Advisor